Exhibit 99.1

EVHC News - For Immediate Release

Contact:                        Bob Kneeley

VP, Investor Relations

303-495-1245

Bob.Kneeley@evhc.net

ENVISION HEALTHCARE REPORTS 2014 ADJUSTED EPS GROWTH OF 76.5% TO $1.20, ADJUSTED EBITDA GROWTH OF 24.8% TO $556.2 MILLION, ON 18.0% REVENUE GROWTH

Greenwood Village, Colo. (February 26, 2015) — Envision Healthcare Holdings, Inc. (NYSE: EVHC) (Envision or Company) reported results from operations for the three months and 12 months ended December 31, 2014.  All comparisons included in this release are for fourth quarter or calendar year 2014 to the comparable 2013 period, unless otherwise noted.

Fourth Quarter and 2014 Highlights:

•                  Net revenue of $1.16 billion for the quarter was up 17.6%, while annual revenue increased by 18.0% to $4.40 billion;

•                  Adjusted EBITDA, which the Company is now calculating to exclude transaction costs related to acquisition activities, was $156.6 million for the fourth quarter, up 33.6%, and $556.2 million for 2014, a 24.8% increase;

•                  Adjusted EPS was $0.36 for the quarter and $1.20 for 2014, and GAAP diluted EPS was $0.26 for the quarter, and $0.66 for the year; and

•                  Envision is encouraged by the opportunity for continued growth, and has completed the acquisitions of Scottsdale Emergency Associates and VISTA Staffing Solutions during the 2015 first quarter. Emergency Medical Associates is expected to close within the next several days. Combined, these three transactions are expected to generate annualized revenue of approximately $435 million.

“2014 was another solid year of revenue and EBITDA growth, one that continues to be driven by a combination of new contract wins, expanded service offerings and contributions from acquisitions,” said William A. Sanger, chairman, president and chief executive officer.  “Our consolidated revenue growth for the quarter of 18% included 13% organic revenue from net new contract wins and same store growth. Our Adjusted EBITDA growth for the quarter of 34% was the result of revenue growth, coupled with a sustained focus on improving operating efficiencies.  For 2015, we anticipate our year over year net revenue growth rate to accelerate due to recently announced transactions and our robust organic and acquisition pipeline. We are confident our performance will remain strong as we develop and deliver innovative offerings to improve care delivery for patients, hospitals, health plans and communities while attracting more providers to our organization.”

Results of Operations for the Fourth Quarter 2014

For the fourth quarter of 2014, Envision generated net revenue of $1.16 billion, an increase of 17.6%.

Adjusted EBITDA was $156.6 million, an increase of 33.6%. This was primarily attributable to the impact of net new contract wins, improved volumes, a favorable shift in payor mix, effective expense control and acquisitions completed over the previous 12 months. Adjusted EBITDA now excludes transaction costs related to acquisition activities.  During the fourth quarter of 2014, the Company incurred $1.8 million of transaction costs, compared to $0.3 million in the 2013 period.  Income from operations was $113.1 million, an increase of 33.6%.

Envision generated net income of $49.9 million, compared to net income of $7.9 million. The increase in net income was primarily attributable to an increase in income from operations and the net impact of debt structure changes in 2013 and 2014.

Segment Results for the Fourth Quarter 2014

Envision operates two business segments: EmCare Holdings, Inc. (EmCare), the Company’s facility-based and post-acute care physician services segment and American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment.

EmCare

EmCare generated net revenue of $759.8 million, an increase of 20.7%. Organic revenue growth was 15.5%, driven by an increase of 10.2% from net new contracts and an increase of 5.3% from same store contracts.  Acquisition revenue growth was 5.2%. On a same store basis, net revenue grew 5.9% from higher volume.  While the net rate was unchanged quarter over quarter, combined rates for emergency department and hospitalist service lines increased 2.9%, offset by lower rates in other service lines.

Adjusted EBITDA was $102.5 million, an increase of 36.1%. The increase in Adjusted EBITDA was primarily driven by revenue increases from net new contracts, same store revenue growth, acquisitions, favorable compensation and benefits and insurance as a percentage of revenue.

American Medical Response

AMR generated net revenue of $398.0 million, an increase of 12.0%. Organic revenue growth increased 8.3%, driven by 1.7% from net new contract wins and 6.6% in existing markets. Acquisition revenue growth was 3.7%. On an existing market basis, net revenue grew 7.3%, including a 6.5% volume increase, primarily due to additional volumes in both Medicaid expansion and non-expansion states, and a 0.8% revenue increase per weighted transport.

Adjusted EBITDA was $54.1 million, an increase of 29.2%. The increase was attributable to revenue increases and the actualization of cost improvements, primarily driven by deployment, staffing and operating efficiencies as well as lower fuel costs.

Cash Flows for the Fourth Quarter 2014

Cash provided by operating activities was $80.0 million, compared to $28.5 million. This improvement was driven by an increase in net income, improved cash collections and a decrease in cash interest payments in 2014.

Net cash used in investing activities was $12.2 million, compared to $28.6 million.

Net cash provided by financing activities was $3.9 million, compared to cash used in financing activities of $371.0 million. This was primarily due to the 2013 net impact to redeem a portion of outstanding debt. At December 31, 2014, there were no amounts outstanding under the ABL Facility.

Adjusted Free Cash Flow was $56.2 million, compared to $4.6 million.

Results of Operations for the Full Year 2014

Envision net revenue was $4.40 billion, an increase of 18.0%.

Adjusted EBITDA was $556.2 million, an increase of 24.8%. This increase was primarily attributable to the impact of increased revenue from net new contracts and existing contracts, effective expense controls, healthcare reform and acquisitions completed over the past 12 months. During the year, the Company incurred $5.0 million of transaction costs, compared to $1.4 million in 2013.  Income from operations was $388.5 million, an increase of 40.4%.

Envision generated net income of $125.5 million, compared to net income of $6.0 million. The increase in net income was primarily attributable to an increase in income from operations and the net impact of debt retirements in 2013 and refinancing in 2014.

Segment Results for the Full Year 2014

EmCare’s net revenue was $2.84 billion, an increase of 20.5%. Adjusted EBITDA was $363.3 million, an increase of 23.6%.

AMR’s net revenue was $1.56 billion, an increase of 13.6%. Adjusted EBITDA was $192.9 million, an increase of 27.1%.

Cash Flows for the Full Year 2014

Cash provided by operating activities was $274.0 million, compared to $54.1 million. The change was primarily driven by improvements in net income, improved cash collections, lower interest payments in 2014 and non-recurring outflows in 2013.

Net cash used in investing activities was $276.8 million, compared to $98.6 million. The increase in cash used for investing was primarily driven by acquisitions which were $181.6 million, compared to $35.1 million.

Net cash provided by financing activities was $117.0 million, compared to $191.4 million.  This was primarily due to the 2013 net impact of our initial public offering and bond refinancing.

Adjusted Free Cash Flow was $223.4 million compared to $48.9 million.

2015 Guidance

The Company reaffirms its recently issued guidance for 2015 of Adjusted EBITDA of $653 million to $665 million, which would be approximately 17% to 20% higher than results for 2014, and Adjusted EPS of $1.42 to $1.50 for 2015.

Conference Call

Envision management will host a conference call today, Thursday, February 26, 2015, at 5 p.m. Eastern Time, to discuss the Company’s financial results. Interested participants may listen to the call by dialing 800-857-6466, or 517-623-4761 for international callers, and referencing participant code 60012 approximately 15 minutes prior to the call. For those unable to participate in the live call, a replay will be available one hour after the call ends through March 25, 2015. The numbers for the replay have been revised since our initial announcement. To access the replay, dial 800-759-4057, or 402-998-0479 for international callers, and enter access code 6802. An audio file will also be archived for 30 days on the investor relations section of the Company’s website: investor.evhc.net.

About Envision Healthcare Holdings, Inc.

Envision Healthcare Holdings, Inc., and our more than 34,000 employees and affiliated clinicians, offers an array of healthcare related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities. Through Envision Healthcare Corporation, we operate American Medical Response, Inc. (AMR), EmCare Holdings, Inc. (EmCare) and Evolution Health, LLC (Evolution Health). AMR is a provider and manager of community-based medical transportation services, including emergency (‘911’), non-emergency, managed transportation, fixed-wing air ambulance and disaster response. EmCare is a provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. Evolution Health provides comprehensive care to patients across various settings, many of whom suffer from advanced illnesses and chronic diseases. We are headquartered in Greenwood Village, Colorado. For additional information, visit www.evhc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2015 Adjusted EBITDA and Adjusted EPS guidance, 2015 performance, objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and Envision undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in Envision’s filings with the U.S. Securities and Exchange Commission from time to time, including in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 to be filed hereafter, and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: decreases in our revenue and profit margin under our fee-for-service contracts due to changes in volume, payor mix and third party reimbursement rates, including from political discord in the federal budgeting process; the loss of existing contracts; failure to accurately assess costs under new contracts; difficulties in our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; failure to implement some or all of our business strategies, including our efforts to grow our Evolution Health business and cross-sell our services; lawsuits for which we are not fully reserved; the adequacy of our insurance coverage and insurance reserves; our ability to successfully integrate strategic acquisitions; the high level of competition in the markets we serve; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management team; our ability to maintain or implement complex information systems; disruptions in disaster recovery systems, management continuity planning, or information systems; our ability to adequately protect our intellectual property and other proprietary rights or to defend against intellectual property infringement claims; challenges by tax authorities on our treatment of certain physicians as independent contractors; the impact of labor union representation; the impact of fluctuations in results due to our national contract with FEMA; potential penalties or changes to our operations, including our ability to collect accounts receivable if we fail to comply with extensive and complex government regulation of our industry; the impact of changes in the healthcare industry, including changes due to healthcare reform; our ability to timely enroll our providers in the Medicare program; our ability to restructure our operations to comply with future changes in government regulation; the outcome of government investigations of certain of our business practices; our ability to comply with the terms of our settlement agreements with the government; our ability to generate cash flow to service our substantial debt obligations; the significant influence of investment funds sponsored by, or affiliated with, Clayton, Dubilier & Rice, LLC over us.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted EPS, which are not financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (GAAP).  Adjusted EBITDA is defined as net income (loss) before equity in earnings of unconsolidated subsidiary, income tax benefit (expense), loss on early debt extinguishment, other income (expense), net, realized gains (losses) on investments, interest expense, net, equity-based compensation expense, transaction costs related to acquisition activities, related party management fees, restructuring charges, adjustment to net loss (income) attributable to non-controlling interest due to deferred taxes, and depreciation and amortization expense.  Adjusted Free Cash Flow is defined as cash flow from operations adjusted for cash used in non-acquisition related investing activities and certain out-of-period or non-recurring cash payments.  Adjusted EPS is defined as diluted earnings per share adjusted for expenses related to the Company’s secondary offerings, amortization expense, equity-based compensation expense, restructuring charges and loss on early debt extinguishment, net of an estimated tax benefit.

These non-GAAP financial measures are commonly used by management and investors as performance measures or liquidity indicators. However, the items excluded from these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance, and as a result, these measures should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity. Since these non-GAAP financial measures are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.  Reconciliations of non-GAAP financial measures are provided in this press release.  Reconciliation for the forward-looking full-year 2015 Adjusted EBITDA and Adjusted EPS projections presented herein is not being provided due to the number of variables in the projected full-year 2015 Adjusted EBITDA and Adjusted EPS ranges and thus the Company does not currently have sufficient data to accurately estimate the individual adjustments for such reconciliation.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Net revenue	$1,157,777	$984,845	$4,397,644	$3,728,312
Compensation and benefits	826,459	703,893	3,156,480	2,667,439
Operating expenses	122,956	111,720	487,841	424,865
Insurance expense	30,892	27,646	120,983	106,293
Selling, general and administrative expenses	24,911	20,138	90,731	106,659
Depreciation and amortization expense	37,369	36,080	146,155	140,632
Restructuring charges	2,062	681	6,968	5,669
Income from operations	113,128	84,687	388,486	276,755
Interest income from restricted assets	628	158	1,135	792
Interest expense, net	(25,712)	(38,175)	(110,505)	(186,701)
Realized gains (losses) on investments	(277)	195	371	471
Other income (expense), net	(548)	262	(3,980)	(12,760)
Loss on early debt extinguishment	—	(38,738)	(66,397)	(68,379)
Income (loss) before income taxes and equity in earnings of unconsolidated subsidiary	87,219	8,389	209,110	10,178
Income tax benefit (expense)	(39,798)	4,926	(89,498)	994
Equity in earnings of unconsolidated subsidiary	69	93	254	323
Net income (loss)	47,490	13,408	119,866	11,495
Add: Net (income) loss attributable to noncontrolling interest	2,409	(5,500)	5,642	(5,500)
Net income (loss) attributable to Envision Healthcare Holdings, Inc.	49,899	7,908	125,508	5,995

Basic earnings per common share	$0.27	$0.04	$0.69	$0.04
Diluted earnings per common share	$0.26	$0.04	$0.66	$0.04
Weighted average common shares outstanding, basic	183,555,357	180,382,885	182,019,732	150,156,216
Weighted average common shares outstanding, diluted	190,542,120	189,325,628	189,921,434	156,962,385

Other Information
EmCare weighted patient encounters	3,914,040	3,181,902	14,634,542	12,137,518
AMR weighted transports	793,336	716,325	3,112,931	2,811,212

Earnings Per Share Reconciliation

	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Weighted average common shares outstanding, diluted	190,542,120	189,325,628	189,921,434	156,962,385

Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$49,899	$7,908	$125,508	$5,995
Adjustments:
Other expense related to secondary offering, net of tax of $21 and $(1,623) for quarter and year ended December 31, 2014, respectively	$(57)	$—	$2,531	$—

Amortization expense, net of tax of $(5,578) and $(10.156) for quarter 2014 and 2013, respectively and $(31,466) and $(32,783) for year ended 2014 and 2013, respectively	$15,026	$9,683	$49,093	$43,920

Equity-based compensation expense, net of tax of $(405) and $(544) for quarter 2014 and 2013, respectively and $(1,996) and $(1,816) for year ended 2014 and 2013, respectively	$1,092	$518	$3,113	$2,432

Restructuring expense, net of tax of $(558) and $(349) for quarter 2014 and 2013, respectively and $(2,722) and $(2,423) for year ended 2014 and 2013, respectively	$1,504	$332	$4,246	$3,246

Loss on early debt extinguishment, net of tax of $(19,830) for quarter 2013 and $(25,935) and $(29,225) for year ended 2014 and 2013, respectively	$—	$18,908	$40,462	$39,154

Termination of CD&R Consulting Agreement, net of tax of $(8,548) for year ended December 31, 2013	$—	$—	$—	$11,452

Transaction costs related to acquisition activities, net of tax of $(475) and $(1,948) for quarter and year ended December 31, 2014, respectively	$1,280	$—	$3,040	$—
Net income (loss) attributable to Envision Healthcare Holdings, Inc., adjusted	$68,744	$37,349	$227,993	$106,199
Adjusted EPS	$0.36	$0.20	$1.20	$0.68

Envision Healthcare Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Adjusted EBITDA	$156,589	$117,168	$556,224	$445,705
Depreciation and amortization expense	(37,369)	(36,080)	(146,155)	(140,632)
Restructuring charges	(2,062)	(681)	(6,968)	(5,669)
Interest income from restricted assets	(628)	(158)	(1,135)	(792)
Transaction costs	(1,755)	—	(4,988)	—
Equity-based compensation expense	(1,497)	(1,062)	(5,109)	(4,248)
Related party management fees	—	—	—	(23,109)
Net income (loss) attributable to noncontrolling interest	(2,409)	5,500	(5,642)	5,500
Adjustment to net income (loss) attributable to noncontrolling interest due to deferred taxes	2,259	—	2,259	—
Income from operations	113,128	84,687	388,486	276,755
Interest income from restricted assets	628	158	1,135	792
Interest expense, net	(25,712)	(38,175)	(110,505)	(186,701)
Realized gains (losses) on investments	(277)	195	371	471
Other income (expense), net	(548)	262	(3,980)	(12,760)
Loss on early debt extinguishment	—	(38,738)	(66,397)	(68,379)
Income tax benefit (expense)	(39,798)	4,926	(89,498)	994
Equity in earnings of unconsolidated subsidiary	69	93	254	323
Net (income) loss attributable to noncontrolling interest	2,409	(5,500)	5,642	(5,500)
Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$49,899	$7,908	$125,508	$5,995

Envision Healthcare Holdings, Inc.

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
EmCare
Adjusted EBITDA	$102,453	$75,266	$363,333	$294,033
Depreciation and amortization expense	(18,293)	(17,230)	(69,242)	(66,653)
Restructuring charges	(164)	8	(1,036)	(926)
Interest income from restricted assets	(517)	(47)	(691)	(348)
Transaction costs	(1,485)	—	(4,186)	—
Equity-based compensation expense	(674)	(457)	(2,300)	(1,827)
Related party management fees	—	—	—	(9,937)
Net income (loss) attributable to noncontrolling interest	(2,409)	5,500	(5,642)	5,500
Adjustment to net income (loss) attributable to noncontrolling interest due to deferred taxes	2,259	—	2,259	—
Income from operations	$81,170	$63,040	$282,495	$219,842

AMR
Adjusted EBITDA	$54,136	$41,902	$192,891	$151,745
Depreciation and amortization expense	(19,076)	(18,850)	(76,913)	(73,979)
Restructuring charges	(1,898)	(689)	(5,932)	(4,743)
Interest income from restricted assets	(111)	(111)	(444)	(444)
Transaction costs	(270)	—	(802)	—
Equity-based compensation expense	(823)	(605)	(2,809)	(2,421)
Related party management fees	—	—	—	(13,172)
Income from operations	$31,958	$21,647	$105,991	$56,985

Envision Healthcare Holdings, Inc.
Adjusted EBITDA and Income from operations	$—	$—	$—	$(73)

Total
Adjusted EBITDA	$156,589	$117,168	$556,224	$445,705
Depreciation and amortization expense	(37,369)	(36,080)	(146,155)	(140,632)
Restructuring charges	(2,062)	(681)	(6,968)	(5,669)
Interest income from restricted assets	(628)	(158)	(1,135)	(792)
Transaction costs	(1,755)	—	(4,988)	—
Equity-based compensation expense	(1,497)	(1,062)	(5,109)	(4,248)
Related party management fees	—	—	—	(23,109)
Net income (loss) attributable to noncontrolling interest	(2,409)	5,500	(5,642)	5,500
Adjustment to net income (loss) attributable to noncontrolling interest due to deferred taxes	2,259	—	2,259	—
Income from operations	$113,128	$84,687	$388,486	$276,755

Envision Healthcare Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2014	2013
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$318,895	$204,712
Trade and other accounts receivable, net	950,115	801,146
Other current assets	94,229	76,425
Total current assets	1,363,239	1,082,283
Non-current assets:
Property, plant and equipment, net	211,276	194,715
Goodwill and other intangible assets, net	3,063,115	2,949,368
Other long-term assets	66,123	73,651
Total assets	$4,703,753	$4,300,017

Liabilities and Equity
Current liabilities	$576,868	$451,329
Long-term debt and capital lease obligations	2,025,877	1,895,381
Long-term deferred tax liabilities	130,963	151,130
Insurance reserves and other long-term liabilities	201,004	192,424
Total liabilities	2,934,712	2,690,264
Total equity	1,769,041	1,609,753
Total liabilities and equity	$4,703,753	$4,300,017

Envision Healthcare Holdings, Inc.

Condensed Consolidated Statements of Cash Flows and Reconciliation of Net Cash Provided by (Used in)

Operating Activities to Adjusted Free Cash Flow

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Cash Flows from Operating Activities
Net income (loss)	$47,490	$13,408	$119,866	$11,495
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization, and other	40,887	40,901	158,783	163,041
Excess tax benefits from stock-based compensation	(6,030)	3,106	(44,550)	(62)
Loss on early debt extinguishment	—	38,738	66,397	68,379
Deferred income taxes	43,197	(1,903)	44,653	2,416
Payment of dissenting shareholder settlement	—	—	—	(13,717)
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(36,702)	(49,462)	(129,239)	(175,968)
Parts and supplies inventory	(113)	(837)	(687)	(1,326)
Prepaids and other current assets	(1,198)	9,984	(12,157)	987
Accounts payable and accrued liabilities	(343)	(34,116)	84,665	(11,596)
Insurance accruals	(7,144)	8,671	(13,683)	10,466
Net cash provided by (used in) operating activities	80,044	28,490	274,048	54,115

Cash Flows from Investing Activities
Purchases of AFS	(27,097)	—	(79,751)	—
Sales and maturities of AFS	22,248	—	62,673	—
Purchases of property, plant and equipment	(22,387)	(20,386)	(78,046)	(65,879)
Proceeds from sale of property, plant and equipment	145	348	2,444	744
Acquisition of businesses, net of cash received	17,619	(7,740)	(181,642)	(35,098)
Net change in insurance collateral	(1,540)	825	481	3,705
Other investing activities	(1,203)	(1,613)	(2,977)	(2,069)
Net cash used in investing activities	(12,215)	(28,566)	(276,818)	(98,597)

Cash Flows from Financing Activities
Issuance of Class A common stock	—	—	—	1,112,017
Borrowing under the Term Loan	—	—	—	150,000
Borrowings under the ABL Facility	—	—	50,000	345,440
Proceeds from issuance of PIK Notes and Senior Notes	—	—	740,625	—
Repayments of the Term Loan	(3,343)	(3,058)	(10,029)	(13,371)
Repayments of the ABL Facility	—	—	(50,000)	(470,440)
Repayments of PIK Notes and Senior Notes	—	(327,250)	(607,750)	(777,250)
Payment of debt extinguishment costs	—	(27,016)	(37,630)	(39,402)
Debt issue costs	(3)	—	(2,224)	(5,011)
Equity issuance costs	—	(1,711)	—	(65,131)
Proceeds from option exercises	325	—	7,730	—
Excess tax benefits from equity-based compensation	6,030	(3,106)	44,550	62
Shares repurchased for tax withholdings	—	—	(14,430)	—
Receipts from non-controlling interest	(1,174)	3,000	(924)	3,000
Payment of dissenting shareholder settlement	—	—	—	(38,336)
Other financing	2,061	(11,832)	(2,965)	(10,216)
Net cash provided by (used in) financing activities	3,896	(370,973)	116,953	191,362

Change in cash and cash equivalents	71,725	(371,049)	114,183	146,880
Cash and cash equivalents, beginning of period	247,170	575,761	204,712	57,832
Cash and cash equivalents, end of period	$318,895	$204,712	$318,895	$204,712

Operating and non-acquisition investing cash flow	$50,210	$7,664	$178,872	$(9,384)

Non-recurring cash flow adjustments:
Excess tax benefits from equity-based compensation	6,030	(3,106)	44,550	62
Termination of CD&R Consulting Agreement	—	—	—	20,000
FEMA and contract exit costs	—	—	—	24,500
Payment of dissenting shareholder settlement	—	—	—	13,717

Adjusted Free Cash Flow	$56,240	$4,558	$223,422	$48,895